JNL Series Trust
Fund of Funds Participation Agreement

This Fund of Funds Participation Agreement (the “Agreement”) is made as of the date set forth below by and among JNL Series Trust (the “Trust”), a Massachusetts business trust, on behalf of each of the funds named on Schedule A (each, a “Fund of Funds,” and collectively, the “Funds of Funds”); Jackson National Asset Management, LLC (“JNAM”), the investment adviser to the Funds of Funds; DFA Investment Dimensions Group Inc. (“DFAIDG”) and Dimensional Investment Group Inc. (“DIG,” and together with DFAIDG, each an “Acquired Fund” and collectively, the “Acquired Funds”), each on behalf of its respective series named on Schedule B (each, a “Portfolio” and collectively, the “Portfolios”); and Dimensional Fund Advisors LP, the investment adviser to the Portfolios (“Dimensional”).

Whereas, Section 12(d)(1)(A) of the Investment Company Act of 1940, as amended (the “Act”), limits investment by an investment company, as defined in the Act, and affiliates of such company, in any other investment company that is registered under the Act; and

Whereas, Section 12(d)(1)(B) of the Act limits the sale of shares by an investment company, as defined in the Act, and affiliates of such company, to any other investment company that is registered under the Act; and

Whereas, the Trust is a registered open-end management investment company, as defined in the Act; and

Whereas, the Trust is operated as a series fund, and each Fund of Funds is a series of the Trust, each having its own assets and liabilities and each investing in securities in accordance with its own investment objectives and policies, as described in the registration statement for that Fund of Funds and the Trust; and

Whereas, each Acquired Fund is a registered open-end management investment company, as defined in the Act; and

Whereas, each Acquired Fund is operated as a series fund, and each Portfolio is a series of an Acquired Fund, having its own assets and liabilities and invests in securities in accordance with its own investment objectives and policies, as described in the registration statement for the Portfolio and the Acquired Fund; and

Whereas, the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) has granted an order (Rel. No. 29484, Oct. 25, 2010) exempting certain investment companies selling shares to other investment companies from the limits of Sections 12(d)(1)(A) and (B) (such order and the application therefor together, the “Order”); and

Whereas, in reliance on the Order, each Fund of Funds may acquire shares (“Shares”) in each Portfolio in excess of the limits imposed by Section 12(d)(1)(A), and each Acquired Fund may sell Shares of its respective Portfolios to each Fund of Funds in excess of the limits imposed by Section 12(d)(1)(B); and

Whereas, pursuant to Condition 8 set forth in the Order, the Trust must enter into a written agreement with each Acquired Fund, on behalf of a Portfolio, prior to a Fund of Funds acquiring Shares in the Portfolio in excess of the limit imposed by Section 12(d)(1)(A)(i) of the Act, and this Agreement is intended to meet the requirements of Condition 8;

Now, Therefore, the Trust, on behalf of each Fund of Funds, JNAM, each Acquired Fund, on behalf of its Portfolios, and Dimensional, agree as follows:

1.          The term “Acquired Fund Affiliate,” as used herein, shall mean a Portfolio’s investment adviser(s), sponsor, promoter, principal underwriter, and any person controlling, controlled by or under common control with any of those entities. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

The term “Fund of Funds Advisory Group,” as used herein, shall consist of JNAM and any person controlling, controlled by, or under common control with JNAM, and any investment company (including the Funds of Funds) and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the Act that is advised by JNAM, or any person controlling, controlled by, or under common control with JNAM.

The term “Fund of Funds Subadvisory Group,” as used herein, shall consist of a sub-adviser to a Fund of Funds and any person controlling, controlled by, or under common control with the sub-adviser, and any investment company (including the Funds of Funds) and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the Act that is advised by the sub-adviser, or any person controlling, controlled by, or under common control with the sub-adviser. The term “Fund of Funds Affiliate,” as used herein, means JNAM and any promoter and principal underwriter of the Fund of Funds, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the Act.

The term “Acquired Fund Affiliate,” as used herein, means Dimensional and any sponsor, promoter, and principal underwriter of a Portfolio, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the Act.

The term “Affiliated Underwriting,” as used herein, means an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate.

The term “Underwriting Affiliate,” as used herein, means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, sub-adviser, or employee of the Fund of Funds, or a person of which any such officer, director, member of an advisory board, investment adviser, sub-adviser or employee is an affiliated person.

2.          A Fund of Funds promptly shall deliver to the Acquired Funds a copy of any notice of any application filed with the Commission by the Fund of Funds or any of its affiliates to amend, or if granted, would have the effect of amending, the Order, if such application would affect the Fund of Funds, as well as any order issued by the Commission pursuant to such notice. An Acquired Fund will notify the Fund of Funds if the Acquired Fund applies for or obtains an order from the Commission under Section 12(d)(1)(J) of the Act for an exemption from Sections 12(d)(1)(A) and (B) of the Act.

3.          The members of the Fund of Funds Advisory Group will not control (individually or in the aggregate) a Portfolio within the meaning of Section 2(a)(9) of the Act. The members of a Fund of Funds Subadvisory Group will not control (individually or in the aggregate) a Portfolio within the meaning of Section 2(a)(9) of the Act. If, as a result of a decrease in a Portfolio’s outstanding voting securities, the Fund of Funds Advisory Group or a Fund of Funds

Subadvisory Group becomes, in the aggregate, a holder of more than 25% of the outstanding voting securities of a Portfolio, the Trust and JNAM agree that the Fund of Funds Advisory Group or the Fund of Funds Subadvisory Group, as applicable, including a Fund of Funds (except for any member of the Fund of Funds Advisory Group or Fund of Funds Subadvisory Group who is a Registered Separate Account), will vote its Shares of the Portfolio in the same proportion as the vote of all other holders of the Portfolio’s Shares. Except as provided above, a Registered Separate Account will seek voting instructions from its variable life insurance and variable annuity contract (“Variable Contract”) holders and will vote its Shares of a Portfolio in accordance with the instructions received and will vote those Shares for which no instructions were received in the same proportion as the Shares for which instructions were received. Except as provided above, an Unregistered Separate Account will either: (i) vote its Shares of the Portfolio in the same proportion as the vote of all other holders of the Portfolio’s Shares; or (ii) seek voting instructions from its Variable Contract holders and vote its Shares in accordance with the instructions received and vote those Shares for which no instructions were received in the same proportion as the Shares for which instructions were received. This condition will not apply to a Subadvisory Group with respect to a Portfolio for which the Sub-adviser or a person controlling, controlled by, or under common control with the Sub-adviser acts as the investment adviser within the meaning of Section 2(a)(20)(A) of the Act. The Acquired Funds and Dimensional agree to notify the Trust and JNAM immediately when the Fund of Funds Advisory Group or the Fund of Funds Subadvisory Group, as applicable, in the aggregate holds or beneficially owns 23% or more of the outstanding voting securities, and again when the Fund of Funds Advisory Group or the Fund of Funds Subadvisory Group, as applicable, owns 25% or more of the outstanding voting securities. The Acquired Funds and Dimensional shall be responsible for monitoring that the Funds of Funds do not purchase Shares of a Portfolio that would cause the Fund of Funds Advisory Group or the Fund of Funds Subadvisory Group, as applicable, in the aggregate to hold or beneficially own 25% or more of the outstanding voting securities of the Portfolio. If the Fund of Funds Advisory Group or the Fund of Funds Subadvisory Group, as applicable, in the aggregate holds or beneficially owns 25% or more of the outstanding voting securities of a Portfolio, Dimensional agrees to promptly notify the Trust and JNAM of the amount of the Portfolio’s Shares owned by one or more Fund of Funds necessary to reduce the Fund of Funds Advisory Group’s or the Fund of Funds Subadvisory Group’s, as applicable, stake to below 25% (“Overage Amount”). If the Funds of Funds do not reduce the number of Shares owned by the Fund of Funds Advisory Group or Fund of Funds Subadvisory Group, as applicable, to below 25% of the outstanding voting securities of the applicable Portfolio within three Business Days of receipt of such notice, the Acquired Funds may redeem for cash Shares held by the Funds of Funds in an amount necessary to reduce the Fund of Funds Advisory Group’s or the Fund of Funds Subadvisory Group’s, as applicable, holdings or beneficial ownership to below 25% of the outstanding voting securities of such Portfolio, but in no event may the Acquired Funds redeem Shares in excess of the Overage Amount identified in the applicable notice. For purposes of this Section, a Fund of Funds that acquires Shares of a Portfolio that is a feeder portfolio will be considered to have acquired shares of the Portfolio’s corresponding master series and the procedures described in this Section will apply to the Fund of Funds’ ownership of shares of the master series.

4.          JNAM agrees that it will waive fees otherwise payable to it by a Fund of Funds in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Portfolio pursuant to Rule 12b-1 under the Act) received from a Portfolio by JNAM or an affiliated person of JNAM, other than any advisory fees paid to JNAM or its affiliated person by a Portfolio, in connection with the Fund of Funds’ investment in the Portfolio.

5.          No Fund of Funds or Fund of Funds Affiliate will cause any existing or potential investment by the Fund of Funds in Shares of a Portfolio to influence the terms of any services or transactions between the Fund of Funds or Fund of Funds Affiliate and the Portfolio or an Acquired Fund Affiliate. Any Sub-adviser to the Fund of Funds will waive fees otherwise payable to the Sub-adviser, directly or indirectly, by the Fund of Funds in an amount at least equal to any compensation received by the Sub-adviser, or an affiliated person of the Sub-adviser, from a Portfolio, other than any advisory fees paid to the Sub-adviser or its affiliated person by a Portfolio, in connection with the investment by the Fund of Funds in the Portfolio made at the direction of the Sub-adviser. In the event that the Sub-adviser waives fees, the benefit of the waiver will be passed through to the Fund of Funds.

6.          Before any Fund of Funds relies on the Order, the Board of the Trust, including a majority of the Disinterested Trustees, will adopt procedures reasonably designed to assure that JNAM and any Sub-adviser to the Fund of Funds are conducting the Fund of Funds’ investment program without taking into account any consideration received by the Fund of Funds or Fund of Funds Affiliate from a Portfolio or an Acquired Fund Affiliate in connection with any services or transactions.

7.          No Fund of Funds or Fund of Funds Affiliate (except to the extent it is acting in its capacity as an investment adviser to a Portfolio) will cause a Portfolio to purchase a security in any Affiliated Underwriting.

8.          The Board of Directors of an Acquired Fund (each an “Acquired Fund Board”), including a majority of the Acquired Fund Board’s Disinterested Directors, will adopt procedures reasonably designed to monitor any purchases of securities by a Portfolio in an Affiliated Underwriting, once an investment by a Fund of Funds in the Shares of the Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act, including any purchases made directly from an Underwriting Affiliate. The Acquired Fund Board will review these purchases periodically, but no less frequently than annually, to determine whether the purchases were influenced by the investment by the Fund of Funds in Shares of the Portfolio. The Acquired Fund Board will consider, among other things: (a) whether the purchases were consistent with the investment objectives and policies of the Portfolio; (b) how the performance of securities purchased in an Affiliated Underwriting compares to the performance of comparable securities purchased during a comparable period of time in underwritings other than Affiliated Underwritings or to a benchmark, such as a comparable market index; and (c) whether the amount of securities purchased by the Portfolio in Affiliated Underwritings and the amount purchased directly from an Underwriting Affiliate have changed significantly from prior years. The Acquired Fund Board will take any appropriate actions based on its review, including, if appropriate, the institution of procedures designed to assure that purchases of securities in Affiliated Underwritings are in the best interests of shareholders.

9.          Each Acquired Fund will maintain and preserve permanently, in an easily accessible place, a written copy of the procedures described in the preceding Section of this Agreement, and any modifications to such procedures, and will maintain and preserve for a period of not less than six years from the end of the fiscal year in which any purchase from an Affiliated Underwriting occurred, the first two years in an easily accessible place, a written record of each purchase of securities in an Affiliated Underwriting once an investment by a Fund of Funds in the Shares of a Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act, setting forth the (a) party from whom the securities were acquired, (b) identity of the underwriting syndicate’s members, (c) terms of the purchase, and (d) information or materials upon which the determinations of the Acquired Fund Board were made.

10.        Once an investment by a Fund of Funds in the Shares of a Portfolio exceeds the limit of Section 12(d)(1)(A)(i) of the Act, the Acquired Fund Board, including a majority of the Acquired Fund Board’s Disinterested Directors, will determine that any consideration paid by the Portfolio to a Fund of Funds or a Fund of Funds Affiliate in connection with any services or transactions: (a) is fair and reasonable in relation to the nature and quality of the services and benefits received by the Portfolio; (b) is within the range of consideration that the Portfolio would be required to pay to another unaffiliated entity in connection with the same services or transactions; and (c) does not involve overreaching on the part of any person concerned. This condition does not apply with respect to any services or transactions between a Portfolio and its investment adviser(s), or any person controlling, controlled by, or under common control with such investment adviser(s).

11.        No Fund of Funds will acquire Shares of a Portfolio in excess of the limit of Section 12(d)(1)(A)(i) of the Act unless and until the Trust, on behalf of the Fund of Funds, and the Acquired Fund, on behalf of the Portfolio, have executed this Agreement.

Upon entering into this Agreement, if a Fund of Funds does then exceed the limit of Section 12(d)(1)(A)(i), when investing in Shares of a Portfolio, the Acquired Fund and Dimensional shall notify the Trust and JNAM immediately of that fact. After receipt of such notification, JNAM will transmit to the Acquired Fund a list (the “List”) of: (i) the name of each Fund of Funds Affiliate; and (ii) the name of each Underwriting Affiliate. JNAM will notify the Acquired Fund of any changes to the List as soon as reasonably practicable after a change occurs.

12.        No Portfolio will acquire securities of any other investment company or company relying on Section 3(c)(1) or 3(c)(7) of the Act in excess of the limits contained in Section 12(d)(1)(A) of the Act, except to the extent that such Portfolio: (a) acquires such securities in compliance with Section 12(d)(1)(E) of the Act; (b) receives securities of another investment company as a dividend or as a result of a plan of reorganization of a company (other than a plan devised for the purpose of evading Section 12(d)(1) of the Act); or (c) acquires (or is deemed to have acquired) securities of another investment company pursuant to exemptive relief from the Commission permitting such Portfolio to (i) acquire securities of one or more investment companies for short-term cash management purposes, or (ii) engage in interfund borrowing and lending transactions.

13.        Notwithstanding any other provision in this Agreement or terms or conditions of the Order, no Portfolio shall be obligated to sell any Shares to any Fund of Funds and a Portfolio may reject any purchase order if the Acquired Fund’s management believes that rejection of a purchase order is in the best interest of a Portfolio or following resolution by the Board of Trustees of such Portfolio to liquidate that Portfolio.

14.        The Trust, on behalf of each Fund of Funds, represents and warrants that its Board of Trustees and JNAM understand the terms and conditions of the Order and agree to fulfill their responsibilities under the Order. The Fund of Funds Board of Trustees, including a majority of the Disinterested Trustees, prior to approving any investment advisory agreement under Section 15 of the Act, will find that the advisory fees charged under any advisory agreement between the Fund of Funds and JNAM are based on services provided that are in addition to, rather than duplicative of, the services provided under the investment advisory agreement of an Acquired Fund, on behalf of the Portfolio, and will record fully the basis upon which such finding was made in the minute books of the Fund of Funds. The Trust, on behalf of the Fund of Funds, agrees that it will maintain and preserve a copy of the Order, the Agreement, and the List with any updated information for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

15.        The Trust understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith.

16.        JNAM represents and warrants to the Acquired Funds and Dimensional that it has read the Order and agrees to the terms and conditions thereof. JNAM further agrees that it will use its best efforts to (a) cause each Fund of Funds to abide by the terms and conditions of the Order and this Agreement, and (b) fulfill its responsibilities under the Order.

17.        JNAM represents and warrants to the Acquired Funds and Dimensional that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or is exempt from such registration.

18.        Each Acquired Fund, on behalf of its Portfolios, represents and warrants that its Board of Directors and Dimensional understand the terms and conditions of the Order and agree to fulfill their responsibilities under the Order. Each Acquired Fund understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith.

19.        Each Acquired Fund, on behalf of each of its respective Portfolios, and Dimensional represents and warrants to the Trust and JNAM that the respective Portfolios are currently qualified and eligible to be treated as a Regulated Investment Company under Subchapter M of the Code, and the regulations thereunder, and that it will qualify and to maintain such qualification and eligibility (under Subchapter M of the Code or any successor or similar provision) and that it will notify the Trust, and JNAM immediately upon having a reasonable basis for believing that the Portfolio has ceased to so qualify or to be so eligible (taking into account the grace period afforded by Section 851(d)(1) of the Code with respect to the diversification requirements under Section 851(b)(3) of the Code) or that the Portfolio might not so qualify or be eligible in the future.

20.        The Acquired Funds, on behalf of each of its respective Portfolios, and Dimensional each represents and warrants to the Trust that the Shares of the Portfolios are or will be registered for sale under the 1933 Act and the Act and, as applicable, under state securities laws, and that the Shares of the Portfolios will be issued, sold and distributed in compliance in all material respects with all applicable federal securities laws. The Acquired Funds, on behalf of each of its respective Portfolios, and Dimensional each represents and warrants to the Trust that the Acquired Fund is and shall remain at all times while this Agreement is in force, registered as an open-end management investment company under the Act.

21.        The Acquired Funds warrant and represent to the Trust and JNAM that the class of shares of the Portfolios in which the Fund of Funds will invest do not charge a distribution and/or service fee pursuant to Rule 12b-1 of the Act (“12b-1 Fee”) or a service fee, as defined in FINRA Rule 2830, outside of Rule 12b-1.

22.        Dimensional represents and warrants to the Trust and JNAM that it has read the Order and agrees to the terms and conditions thereof. Dimensional further agrees that it will use its best efforts to (a) cause each Portfolio to abide by the terms and conditions of the Order and this Agreement, and (b) fulfill its responsibilities under the Order.

23.        Dimensional represents and warrants to the Trust and JNAM that it is registered as an investment adviser under the Advisers Act.

24.        Any of the provisions of this Agreement notwithstanding, the Trust, on behalf of each Fund of Funds, represents and warrants to the Acquired Funds that each Fund of Funds operates, and will continue to operate, in compliance with the Order, the Act, and the Commission’s rules and regulations thereunder. The Trust agrees that the Acquired Funds, on behalf of each Portfolio, are entitled to rely on the representations contained in this Agreement and that the Acquired Funds have no independent duty to monitor the Trust’s compliance with this Agreement, the Order, the Act, or the Commission’s rules and regulations thereunder.

25.        Any of the provisions of this Agreement notwithstanding, each Acquired Fund, on behalf of its Portfolios, represents and warrants to the Trust that each Portfolio operates, and will continue to operate, in compliance with the Order, the Act, and the Commission’s rules and regulations thereunder. Each Acquired Fund agrees that the Trust, on behalf of each Fund of Funds, is entitled to rely on the representations contained in this Agreement and that the Trust has no independent duty to monitor the Acquired Fund’s compliance with this Agreement, the Order, the Act, or the Commission’s rules and regulations thereunder.

26.          The Acquired Funds, on behalf of their respective Portfolios, agree that each shall maintain and preserve a copy of this Agreement, together with copies of the Order and the List with any updated information for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

27.        It is understood that the name “Dimensional Fund Advisors,” “Dimensional,” “DFA” or any derivative thereof or logos associated with those names are the valuable property of Dimensional and its affiliates. Each Acquired Fund hereby consents to the Trust’s use of the name of the Acquired Fund’s Portfolios and the names of their affiliates in the Funds of Funds’ disclosure documents and, to the extent required, necessary, or advisable, in shareholder communications for so long as this Agreement is valid. Dimensional hereby consents to the use of the name “Dimensional,” “Dimensional Fund Advisors,” “DFA,” or any derivative thereof or logos associated with those names in the Funds of Funds’ disclosure documents, and to the extent required, necessary or advisable, in shareholder communications for so long as this Agreement is valid; provided however, Dimensional may withdraw authorization for the use of its name in relation to the Fund of Funds upon sixty (60) days’ written notice to the Trust; provided further, however, that the Trust and/or the Fund of Funds may continue to use the names of the above referenced trade names in its registration statement or other documents to the extent deemed necessary by the Trust and/or the Fund of Funds to comply with disclosure obligations under applicable law and regulation. No party hereto, or any of their affiliates, shall use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, derivatives or simulation thereof, of any other party hereto, or any of their affiliates, for any purpose, including in its marketing materials, unless it first provides 10 days advance notice to the other relevant party(ies) unless the other party(ies) objects. Upon termination of this Agreement or withdrawal of any such approval, the parties shall immediately forthwith cease to use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, of any other party except to the extent that continued use is required by applicable laws, rules, and regulations.

28.        Except with the written consent of the Acquired Funds or Dimensional, as appropriate, the Trust shall not make any oral or written material representations concerning the Acquired Funds, the Portfolios, or Dimensional other than the information or representations contained in: (a) a registration statement or prospectus for an Acquired Fund, as amended or supplemented from time to time; (b) published reports or statements of the Portfolios that are in the public domain or are approved by the Acquired Funds or its designee; or (c) sales literature or other promotional material of the Acquired Funds. Notwithstanding the foregoing, this provision shall not be interpreted to prevent the Funds of Funds or JNAM from providing information about the Acquired Funds, the Portfolios, Dimensional, or this Agreement to regulators, as required under applicable law, or to the members of the Trust’s Board of Trustees, accountants, or legal counsel who have a need to know such information and who have been made aware of the restrictions contained in this Agreement concerning the use of such information. For purposes of Sections 28 through 30, the phrase “sales literature or other promotional material” shall be construed in accordance with all applicable laws and regulations.

29.        (a)          JNAM and each Fund of Funds, as applicable, agree to indemnify and hold harmless, as limited by and in accordance with the provisions of subsections (b), (c) and (e) below, the Acquired Funds, the Portfolios, and Dimensional, and each of their respective directors and officers (as applicable), and each person, if any, who controls any of them within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any and all losses, claims, damages, expenses, liabilities (including amounts paid in settlement with the written consent of JNAM) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under law, rule, regulation, order, or written interpretation of any governmental body or self-regulatory organization, and any writ, judgment, injunction or court decree (“Law”), and: (i) arise out of, or as a result of, any failure by JNAM or the Fund of Funds or persons under its control to perform its duties and obligations and provide the services and furnish the materials contemplated under the terms of this Agreement; (ii) arise out of, or result from, JNAM’s or the Fund of Fund’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement; or (iii) arise out of, or result from, any material breach of any representation, warranty and/or covenant made by JNAM or the Fund of Funds or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by JNAM or the Fund of Funds or persons under its control.

(b)         Neither JNAM nor the Fund of Funds shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, expenses, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement or to the Fund of Funds, whichever is applicable, or to the extent of such Indemnified Party’s gross negligence.

(c)         Neither JNAM nor the Fund of Funds shall be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified JNAM and/or the Fund of Funds, as applicable, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify JNAM and/or the Fund of Funds, as applicable, of any such claim shall not relieve JNAM and/or the Fund of Funds, as applicable, from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, JNAM and/or the Fund of Funds, as applicable, shall be entitled to participate, at its own expense, in the defense of such action, provided that it gives written notice of such intention to the Indemnified Parties. JNAM and/or the Fund of Funds, as applicable, also shall be entitled to assume and to control the defense thereof. After notice from JNAM and/or the Fund of Funds, as applicable, to such Indemnified Party of JNAM’s and/or the

Fund of Funds’, as applicable, election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and JNAM and/or the Fund of Funds, as applicable, will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)         The Indemnified Parties will promptly notify JNAM and/or the Fund of Funds, as applicable, of the commencement of any litigation or proceedings against the Indemnified Parties in connection with the issuance or sale of the shares of the Funds of Funds or the operation of the Funds of Funds.

(e)         The parties to this Agreement acknowledge that the obligations of each Fund of Funds hereunder are several, not joint, and the assets and liabilities of each Fund of Funds are separate and distinct. The parties hereto agree that all obligations and liabilities of a Fund of Funds arising out of this Agreement are binding solely upon and may be satisfied solely from the assets or property of such applicable Fund of Funds and shall not be binding on or satisfied from any other series of the Trust or the trustees, directors, officers, members or shareholders of the Fund of Funds or of any other series of the Trust.

30.        (a)          Each Acquired Fund, with respect to a Portfolio that is a series of such Acquired Fund, and Dimensional, as applicable, agree to indemnify and hold harmless, as limited by and in accordance with the provisions of subsections (b), (c), and (e) below, the Trust, the Fund of Funds, and JNAM and each of their respective trustees, directors and officers and each person, if any, who controls any of them within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any and all losses, claims, damages, expenses, liabilities (including amounts paid in settlement with the written consent of Dimensional) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any Law, and: (i) arise out of or based upon any untrue statements or alleged untrue statements of any material fact contained in the statements on Form N-1A or current prospectus(es) or sales literature of the Acquired Fund with respect to the Portfolio (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this subsection (a)(i) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to any of the Indemnified Parties by or on behalf of JNAM for use in the Acquired Fund’s registration statement on Form N-1A and prospectus(es) with respect to the Portfolio or in sales literature (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Shares of the Portfolio; (ii) arise out of, or as a result of, statements or representations or wrongful conduct of the Acquired Fund or Dimensional or persons under their respective control, with respect to the sale or distribution of the Shares of the Portfolio; (iii) arise out of, or as a result of, any failure by Dimensional or the Acquired Fund or persons under its control to perform its duties and obligations and provide the services and furnish the materials contemplated under the terms of this Agreement; (v) arise out of, or result from, Dimensional or the Acquired Fund’s violation of any applicable law in connection with the performance of its duties and obligations under this Agreement; or (vi) arise out of, or result from, any material breach of any representation, warranty and/or covenant made by Dimensional or the Acquired Fund or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by Dimensional or the Acquired Fund or persons under its control.

(b)         Neither Dimensional nor the Acquired Funds shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, expenses, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement or to the Portfolios, whichever is applicable, or to the extent of such Indemnified Party’s gross negligence.

(c)         Neither Dimensional nor the Acquired Funds shall be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Acquired Fund and/or Dimensional, as applicable, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Acquired Fund and/or Dimensional, as applicable, of any such claim shall not relieve the Acquired Fund and/or Dimensional, as applicable, from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, an Acquired Fund and/or Dimensional, as applicable, shall be entitled to participate, at its own expense, in the defense of such action, provided that it gives written notice of such intention to the Indemnified Parties. An Acquired Fund and/or Dimensional, as applicable, also shall be entitled to assume and to control the defense thereof. After notice from the Acquired Fund and/or Dimensional, as applicable, to such Indemnified Party of the Acquired Fund’s and/or Dimensional’s, as applicable, election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Acquired Fund and/or Dimensional, as applicable, will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

(d)         The Indemnified Parties will promptly notify each Acquired Fund and/or Dimensional, as applicable, of the commencement of any litigation or proceedings against the Indemnified Parties in connection with the issuance or sale of the Shares of the Portfolios.

(e)         The parties to this Agreement acknowledge that the obligations of each Acquired Fund hereunder are several, not joint. The obligations of DFAIDG to indemnify the Indemnified Parties pursuant to this Section shall be confined solely to DFAIDG, and the obligations of DIG to indemnify the Indemnified Parties pursuant to this Section shall be confined solely to DIG.

31.        The parties to this Agreement acknowledge that the receipt of any compensation by (i) an affiliated person of a Fund of Funds, or an affiliated person of such person, for the purchase of Shares of the Portfolios by the Fund of Funds, or (ii) an affiliated person of an Acquired Fund, or an affiliated person of such person, for the sale of Shares of the Portfolios by the Acquired Fund to the Fund of Funds, may be prohibited by Section 17(e)(1) of the Act.

32.        This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights under this Agreement without the prior written consent of the other party. Any purported assignment of rights in violation of this Section is void.

33.        Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.

34.        The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal law.

35.        The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

36.        This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of New York or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of New York for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

37.        This Agreement will continue until terminated in writing by a party: (i) upon 120 (120) days written notice to the other parties; or (ii) in the event of a material breach of this Agreement, upon sixty (60) days written notice to the breaching party, which may be given in the sole discretion of the non-breaching party(ies).

38.        This Agreement may be terminated upon a party’s reasonable determination that the other parties have failed to comply with either the conditions contained in the Order or the requirements of the Act.

39.        Each party giving or making any notice, including any information that a party is required to deliver to the other parties by this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; or (c) nationally recognized overnight courier, with all fees prepaid. Such notice shall be delivered to the address set forth below (which may be changed from time to time upon written notice to the other parties).

If to the Acquiring Fund or a Fund of Funds:

JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAM-Legal@jackson.com

If to the Fund of Funds Adviser:

Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 950

Chicago, IL 60606
Attention: General Counsel
Email address: JNAM-Legal@jackson.com

If to Dimensional, an Acquired Fund or a Portfolio:

Catherine L. Newell, Esq.
Vice President and Secretary
DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
6300 Bee Cave Road, Building One
Austin, TX 78746

With the exception of the contact information listed in this Section, which may be changed from time to time upon written notice to the other parties, the parties may amend this Agreement only by a written agreement signed by the parties.

40.        If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, legal and enforceable.

In Witness Whereof, the parties have duly executed this Agreement, effective as of the 24th day of April, 2017.

JNL Series Trust

By:	/s/ Susan S. Rhee
Name:	Susan S. Rhee
Title:	Senior Vice President, Counsel and Secretary

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer

DFA Investment Dimensions Group Inc.,
on behalf of each of its Portfolios listed on Schedule B

By:	/s/ Carolyn O.
Name:	Carolyn O.
Title:	Vice President

Dimensional Investment Group Inc.,
on behalf of each of its Portfolios listed on Schedule B

By:	/s/ Valarie A. Brown
Name:	Valarie A. Brown
Title:	Vice President

Dimensional Fund Advisors LP
By: Dimensional Holdings Inc., General Partner

By:	/s/ Gregory K. Hinkle
Name:	Gregory K. Hinkle
Title:	Chief Financial Officer and Vice President

Schedule A
Fund of Funds

JNL/DFA Growth Allocation Fund
JNL/DFA Moderate Allocation Fund

A-1

Schedule B

List of Portfolios of
DFA Investment Dimensions Group Inc. (“DFAIDG”)
and Dimensional Investment Group Inc. (“DIG”)
(each an “Acquired Fund”)

Domestic Equity
1.	U.S. Core Equity 1 Portfolio
2.	U.S. Large Company Portfolio
3.	U.S. Targeted Value Portfolio
4.	U.S. Micro Cap Portfolio
5.	Enhanced U.S. Large Company Portfolio
6.	U.S. Large Cap Equity Portfolio
7.	U.S. Large Cap Growth Portfolio
8.	U.S. Large Cap Value Portfolio
9.	U.S. Small Cap Growth Portfolio
10.	U.S. Small Cap Portfolio
11.	U.S. Small Cap Value Portfolio

International Equity
1.	International Core Equity Portfolio
2.	International Large Cap Growth Portfolio
3.	DFA International Value Portfolio
4.	Large Cap International Portfolio
5.	International Small Cap Growth Portfolio
6.	DFA International Small Cap Value Portfolio
7.	Japanese Small Company Portfolio
8.	United Kingdom Small Company Portfolio
9.	Continental Small Company Portfolio
10.	Asia Pacific Small Company Portfolio
11.	World ex U.S. Core Equity Portfolio
12.	Emerging Markets Core Equity Portfolio
13.	Emerging Markets Portfolio
14.	Emerging Markets Small Cap Portfolio
15.	Emerging Markets Value Portfolio

Fixed Income
1.	DFA One-Year Fixed Income Portfolio
2.	DFA Inflation Protected Securities Portfolio
3.	DFA Two-Year Global Fixed Income Portfolio
4.	DFA Five-Year Global Fixed Income Portfolio
5.	DFA Investment Grade Portfolio
6.	DFA Short-Term Extended Quality Portfolio
7.	DFA Short-Term Government Portfolio
8.	DFA Short-Duration Real Return Portfolio
9.	DFA Intermediate-Term Extended Quality Portfolio
10.	DFA Intermediate Government Fixed Income Portfolio
11.	DFA World ex U.S. Government Fixed Income Portfolio

Commodity and Real Estate
1.	DFA Commodity Strategy Portfolio
2.	DFA International Real Estate Securities Portfolio
3.	DFA Real Estate Securities Portfolio

B-1